Exhibit 99.1

Exelixis Announces Appointment of New CEO

Michael Morrissey, Ph.D., Named President and CEO

SOUTH SAN FRANCISCO, Calif., Jun 30, 2010 (BUSINESS WIRE)—Exelixis, Inc. (NASDAQ:EXEL - News) today announced that Michael Morrissey, Ph.D., currently President of Research and Development at Exelixis, has been named by the Board of Directors to serve as President and Chief Executive Officer, effective July 15, 2010. He will replace George Scangos, Ph.D., who has resigned effective July 15, 2010 to become President and Chief Executive Officer of Biogen Idec, Inc. The company also announced that Dr. Morrissey will become a member of the Board of Directors of Exelixis. Dr. Scangos will continue to serve as a member of the Exelixis Board of Directors for the remainder of his current term.

Dr. Morrissey, 49, joined Exelixis in 2000 and served as Executive Vice President, Discovery, before his appointment as President of Research and Development in January 2007. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

Dr. Stelios Papadopoulos, Chairman of the Board of Directors, stated, “Under the leadership of Drs. Scangos and Morrissey, Exelixis has built one of the best R&D groups in the industry and has 14 compounds moving through development by our partners and ourselves. XL184 continues to generate promising data, and we are enthusiastic about its prospects and those of the company as a whole. All of us at Exelixis want to thank George for his dedication and inspired leadership during his 14 years with the company. In Michael Morrissey we have a strong leader who has earned the respect of the Board and has been central to the company’s research and development efforts, which are the core of the company’s activities.”

“I am excited to take on the responsibilities of CEO,” said Michael Morrissey. “Under George’s leadership, we have worked hard to grow the company and advance the pipeline. The management team and I are confident in our employees and our ability to move forward in an effective and thoughtful manner and bring innovative new cancer therapies to patients.”

“I feel proud of what we have accomplished at Exelixis over the years,” said Dr. Scangos. “The Company has a promising, wholly-owned, late-stage compound and a strong pipeline. Michael is an outstanding leader and I’m confident that he will be an excellent CEO. While I leave Exelixis with great reluctance, I am excited by the new opportunities and challenges awaiting me at Biogen Idec.”

Conference Call and Webcast

Exelixis’ management will discuss this announcement during a conference call beginning at 2:45 p.m. PDT/ 5:45 p.m. EDT today, Wednesday, June 30, 2010. To listen to a webcast of this discussion, visit the Event Calendar page under Investors at www.exelixis.com. An archive of this call will be available until 11:59 p.m ET/ 8:59 p.m. PT on July 7, 2010. Access numbers for the replay are: 1-888-286-8010 (domestic) and 1-617-801-6888 (international), and the passcode is 40823870.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its biological expertise and integrated research and development capabilities to generate a pipeline of development compounds with significant therapeutic and commercial potential for the treatment of cancer and potentially other serious diseases. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, Sanofi-Aventis, GlaxoSmithKline, Genentech (a wholly owned member of the Roche Group), Boehringer Ingelheim, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the prospects for and continued development of XL184 and the other compounds in Exelixis’ pipeline, as well as Exelixis’ prospects as a whole, its research and development efforts and its ability to bring new cancer therapies to patients. Words such as “will,” “continue,” “prospects,” “promising,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the ability to conduct clinical trials for Exelixis’ compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of Exelixis’ programs; Exelixis’ ability to enter into new partnerships and collaborations; Exelixis’ ability to execute upon its objectives; the timely receipt of potential license payments, research funding, milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended April 2, 2010, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except where otherwise required by law.

SOURCE: Exelixis, Inc.

Exelixis, Inc.

Charles Butler, 650-837-7277

Vice President Corporate Communications & Investor Relations

cbutler@exelixis.com